Exhibit 5.1

Waller Lansden Dortch & Davis, LLP

Nashville City Center
511 Union Street, Suite 2700	1901 Sixth Avenue North, Suite 1400
Nashville, Tennessee 37219-8966	Birmingham, Alabama 35203-2623
(615) 244-6380	(205) 214-6380
Fax: (615) 244-6804
www.wallerlaw.com	333 South Grand Avenue, Suite 1800
Los Angeles, California 90071
(213) 362-3680
May 4, 2009
Capstone Turbine Corporation
21211 Nordhoff Street
Chatsworth, CA 91311
          Re: Registration Statement on Form S-3 (No. 333-156459)
Ladies and Gentlemen:
     We have acted as counsel to Capstone Turbine Corporation, a Delaware corporation (the “Company”), in connection with the offering and sale by the Company of up to 14,450,868 shares (the “Shares”) of its common stock, par value $0.001 per share (the “Common Stock”), and warrants to purchase up to 10,838,151 shares of Common Stock (the “Warrants,” and together with the Shares, the “Securities”) included in a registered direct offering pursuant to which the Company will issue a total of 14,450,868 shares of Common Stock and Warrants to purchase a total of 10,838,151 shares of Common Stock to certain investors. The Securities have been registered pursuant to a Registration Statement on Form S-3 (Registration Number 333-156459) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and a related prospectus, dated as of February 4, 2009 (the “Prospectus”), and a prospectus supplement, dated as of May 4, 2009 (the “Prospectus Supplement”). The Securities are to be issued pursuant to Subscription Agreements, dated as of May 4, 2009 (the “Subscription Agreements”).
     In connection with this opinion, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary and appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.
     Based upon the foregoing, we are of the opinion that the Securities, when issued and delivered in the manner and on the terms described in the Subscription Agreements, will, in the case of the Shares, be validly issued, fully paid and non-assessable and, in the case of the Warrants, be valid, binding and enforceable agreements of the Company. The shares of Common Stock to be issued upon exercise of the Warrants have been duly authorized and, when issued and paid for pursuant to the Warrants, will be validly issued, fully paid and non-assessable.
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to this firm under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Waller Lansden Dortch & Davis, LLP